“Exhibit 10.5(s)”
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GRANT NOTICE

Executive Stock Option
[Participant Name]
Congratulations! You have been granted an option to purchase shares of First Horizon National Corporation common stock as follows:

Grant Date:	_____, 2011	Governing Plan: 2003 Equity Compensation Plan
Number of Shares Granted:		Option Expiration Date: [7th anniversary of grant date]
Option Price per Share:	$	Vesting Dates (25% on each date): [first 4 anniversaries of grant date]
     Your stock option award recognizes your leadership and performance within the organization. This award is granted under the Governing Plan specified above, and is governed by the terms and conditions of that Plan. It is also governed by policies, practices, and procedures (“Procedures”) of the Compensation Committee (that administers the Plan) and by the terms and restrictions of FHNC’s stock ownership guidelines and Compensation Recovery Policy (“Policy”), as in effect during the term of this award.
     This award is subject to possible early termination and forfeiture, even if vested, in accordance with the Plan and Procedures and can result in a forfeiture of profit following exercise in certain circumstances as provided in the Plan (in particular, in Section 6), the Policy, and the Procedures. As of the grant date, the Procedures provide (among other things) that:
          (a) forfeiture generally will occur immediately upon termination of employment — you must remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable exercise date; however —
          (b) if your termination of employment occurs because of your death, permanent disability, or normal retirement (age 65 or later with at least 5 years of service), this award will continue to vest in accordance with the schedule set forth above and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the third anniversary of your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment;
          (c) if your termination of employment occurs because of your early retirement (age 55 or later with at least 15 years of service), the then-unvested portion of your award will be forfeited immediately but the then-vested portion will continue to be exercisable as provided in clause (b) as if you had normally retired; and
          (d) if your employment is terminated by us involuntarily, the then-unvested portion of your award will be forfeited immediately but the then-vested portion will remain outstanding and will terminate upon the earliest to occur of (i) the expiration date set forth above, (ii) the 90th day following your termination of employment, or (iii) the occurrence of a forfeiture event other than termination of employment.
     Vesting may be accelerated as provided in the Governing Plan. If a Change in Control (as defined in that Plan) occurs, if FHNC does not survive that event as a company whose stock is publicly traded, and if vesting of this award is not accelerated prior to cessation of public trading, then this award will be modified or canceled without your consent. In that case FHNC agrees to take action that either will (in effect) substitute for this award a new equity-based award (which need not be a stock option and need not be payable in stock), or will cancel this award in exchange for its immediate spread value at that time, in any case based on the transaction value of FHNC shares and in all cases as determined by the Committee in its discretion. The Committee is permitted to exercise its discretion in a Change in Control situation in different ways for different persons, and in different ways for different awards; however, in all cases the Committee will seek in good faith to avoid any significant diminishment or enlargement of value measured at the time of the Change in Control based on the transaction value of FHNC shares.
     This option is nonqualified, so that your exercise of this option is taxable. Your withholding and other taxes will depend principally upon the extent to which FHNC’s stock value exceeds the option price on your exercise date.
Questions about your stock option award?
Important information concerning the Governing Plan and this award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Plan or prospectus at any time. If you have questions about your award or need a copy of the Governing Plan, the related prospectus, or the Committee’s current administrative procedures, contact Fidelity Investment’s Executive Relationship Officer at ________________. For all your personal stock incentive information, you may view your award and other information on Fidelity’s website at www.NetBenefits.com.
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